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                          [ROPES & GRAY LETTERHEAD]



                                                   August 28, 1996



Summit Technology, Inc.
21 Hickory Drive
Waltham, MA 02154

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 1,708,500 shares of Common Stock, $.01 par value (the "Shares"), of Summit Technology, Inc., a Massachusetts corporation (the "Company").

     We have acted as counsel for the Company in connection with the issuance of the Shares pursuant to the Agreement and Plan of Merger dated as of April 19, 1996 among the Company, Summit Acquisition Corporation, Mordechai Golan, Creslin Limited, Menderes Akdag, Huseyin Kizanlikli and Lens Express, Inc. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued and are fully paid and nonassessable.

     We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters".

     This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                        Very truly yours,



                                        /s/ ROPES & GRAY
                                        Ropes & Gray